Exhibit 99.1

Total System Services, Inc. One TSYS Way Post Office Box 2567 Columbus GA 31902-2567 For immediate release: Contact: Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com	+1.706.649.2307 +1.706.649.5740 www.tsys.com
TSYS Expands Share Repurchase Plan
COLUMBUS, Ga., May 3, 2011 — TSYS (NYSE: TSS) today announced that its Board of Directors has approved increasing the number of shares that may be repurchased under its current share repurchase plan from up to 10 million shares to up to 15 million shares. With the increase, TSYS has 9.9 million shares available to be repurchased. In addition, the Board of Directors extended the expiration date of the plan to April 30, 2013. The shares may be repurchased from time to time over the next two years at prices considered attractive to management. Repurchased shares will be used for general corporate purposes.
About TSYS
     TSYS (NYSE: TSS) is reshaping a new era in digital commerce, connecting consumers, merchants, financial institutions, businesses and governments. Through unmatched customer service and industry insight, TSYS creates a better experience for buyers and sellers, supporting cross-border payments in more than 85 countries. Offering merchant payment-acceptance solutions as well as services in credit, debit, prepaid, mobile, chip, healthcare, installments, money transfer and more, TSYS makes it possible for those in the global marketplace to conduct safe and secure electronic transactions with trust and convenience.
     TSYS’ headquarters are located in Columbus, Georgia, with local offices spread across the Americas, EMEA and Asia-Pacific. TSYS provides services to more than half of the top 20 international banks. For more information, please visit us at www.tsys.com.
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